Exhibit 10.1

JOINT SALES AND MARKETING AGREEMENT

This Joint Sales and Marketing Agreement (“Agreement) is entered into this 16 day of July 2004 by and between North Electric Company, Inc., a North Carolina corporation with a principal place of business at One Springfield Center, 6131 Falls of Neuse Road, Suite 205, Raleigh, North Carolina 27609 (“NECI”), and Tekno Telecom LLC, a limited liability company with a principal place of business at 1250 Shore Road, Naperville, Illinois (“Tekno”).

WHEREAS, the parties have independently developed certain products, services, and capabilities for marketing in and to the telecommunications and related markets;

WHEREAS, Tekno and NECI believe that certain of their respective products, services, and capabilities are complimentary and may be more attractive to potential purchasers when marketed together; and

WHEREAS, the parties are interested in entering into an agreement to jointly market and sell their respective products, services, and capabilities.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the sufficiency of which consideration is acknowledged to be adequate, the parties agree to the terms set forth below.

A.                                    Definitions

1.                                       “Tekno Competitive Products” means any products developed by NECI at any time which perform functions identical or similar to, or which can be used for purposes identical or similar to, any one or more Tekno Products.

2.                                       “Tekno Products” means Tekno’s NetAnalzer and NetQuest products; the services associated with the sale, supply, maintenance, repair, and support thereof, and any other capabilities of Tekno associated therewith.

3.                                       “NECI Competitive Products” means any products developed by Tekno at any time which perform functions identical or similar to, or which can be used for purposes identical or similar to, any one or more NECI Products.

4.                                       “NECI Products” means NECI’s NAS-6131 Network Assurance Product; the services associated with the sale, supply, maintenance, repair and support thereof, and any other capabilities of NECI associated therewith.

5.                                       “Solution Set”  is provided as a placeholder but not included in the initial Agreement.  It is anticipated that this Joint Sales and Marketing Agreement will result in the Tekno Products and the NECI Products being integrated and/or operated together to provide a more powerful “Solution Set” than either product can do in a standalone mode.  When that occurs, this Agreement will be updated to reflect that “Solution Set”.

B.                                    Basic Agreements

1.                                       Non-exclusivity.  The marketing and sales agreements set forth in this Agreement are non-exclusive on the part of both parties.

2.                                       Duration.  The term of this Agreement shall begin on the date first marked above and shall continue until the date which is thirty (30) calendar days after the date any party hereto delivers written notice of termination to the other party.

3.                                       Costs.  Each party agrees to bear its own costs in respect of the negotiation, execution, and performance of this Agreement.

4.                                       Confidentiality. The terms of the MUTUAL NON-DISCLOSURE AGREEMENT executed on or about 7/20, 2004 by NECI and on or about 7/20, 2004 by Tekno (“Confidentiality Agreement”) are incorporated herein by reference as if repeated verbatim.  In addition, the purposes of the Confidentiality Agreement shall be deemed to include the performance of this Agreement.

5.                                       Marketing of Competitive Products. During the term of this Agreement and for a period of twenty-four months after the termination of this Agreement (1) Tekno shall not develop any NECI competitive product and (2) NECI shall not develop any Tekno Competitive Product.

C.                                    Marketing Agreements

1.                                       Marketing of Solution Set.  Not included in the initial agreement..

2.                                       Marketing Preparation.  Both parties agree to provide support for the joint marketing and sales efforts including, but not limited to, pre-customer meeting discussions, preparation of presentation material, attendance at marketing presentations and/or customer discussion meeting, and completion and support for RFIs/RFQs.

3.                                       Pricing. Tekno shall be responsible for establishing all pricing for Tekno Products.  NECI shall be responsible for establishing all pricing for NECI Products.

4.                                       Customer Choice and Prime Contact. Customers will be jointly chosen and agreed to by both parties.  Depending on the situation, Tekno and NECI will agree jointly on how the marketing contacts will be structured for each deal.

5.                                       Support Contact.  For all customers who purchase Tekno Products, Tekno will be the primary contact for all product support calls.  For all customers who purchase NECI Products, NECI will be the primary contact for all product support calls.

6.                                       Delivery and Performance. Tekno shall be responsible for the on time delivery, operational performance, product quality, and ongoing customer product support in respect to Tekno Products.  NECI shall be responsible for the on time delivery, operational performance, product quality, and ongoing customer product support in respect of NECI Products.

7.                                       Maintenance and Repair Costs.  Tekno shall be responsible for all costs associated with the maintenance and repair of Tekno Products.  NECI shall be responsible for all costs associated with the maintenance and repair of NECI Products.  Nothing herein shall prohibit any party from passing any maintenance and repair costs on to a customer.

8.                                       Revenues. All revenue generated from the sale of Tekno Products shall be paid to Tekno.  Quoting and billing for Tekno Products and the collection of revenues will be the sole responsibility of Tekno.  All revenue generated from the sale of NECI Products shall be paid to NECI.  Quoting and billing for NECI Products and the collection of revenues will be the sole responsibility of NECI.

9.                                       Liability. Tekno shall not be liable for the failure to perform or any fault in any NECI Product.  NECI shall not be liable for the failure to perform or any fault in any Tekno Product.

10.                                 Indemnification.  Each party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other party (the “Indemnified Party”) from any and all costs, expenses, judgments, awards, fines, taxes, attorney and other professional fees, court costs, and other charges associated with any action, suit, claim investigation, arbitration, or mediation of any matter involving an Indemnified Party brought as the result of any matter related to or involving any Tekno Product if Tekno is the Indemnifying Party or any NECI Product if NECI is the Indemnifying Party.

D.                                    Technology Agreements

1.                                       Technology Ownership.  Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, at all times during the term of this Agreement and after the termination of this Agreement, unless agreed otherwise in writing by both parties (a) Tekno shall have no ownership interest in any of the NECI Products and (b) NECI shall have no ownership interest in any of the Tekno Products.

2.                                       Limited License.  In respect to the joint marketing and sales activities further described in this Agreement, (a) Tekno grants to NECI a limited, non-exclusive, nontransferable license to use the trademarks and trade names associated with the Tekno Products and (b) NECI grants to Tekno a limited, non-exclusive, nontransferable license to use the trademarks and trade names associated with the NECI Products.

3.                                       Technology Interface.  It is anticipated that this will be required to integrate and/or operate the NECI and Tekno Products as a “Solution Set” and will be defined at such time as that need is agreed to by the Parties.

E.                                      Miscellaneous Provision

1.                                       Relationship of the Parties.  The Parties intend that this Agreement shall not create, and shall be construed so as not to create, an agency, employment, joint venture, or partnership relationship between them, nor shall it create an association or any other organized form of relationship.  Neither party is authorized to make any warranty nor representation on behalf of the other except as specifically authorized in this Agreement or by some other writing.

2.                                       Amendment.  This Agreement may be amended only by a written instrument executed by both parties.

3.                                       Assignment.  This Agreement and the covenants of the parties set forth herein may not be assigned by any party except with the prior written consent of the other party.  For the purposes of this Section, any purchase of ownership interests in a party representing fifty percent or more of the voting control of that party or rights to receive dividends or distributions of cash and/or property from that party shall be deemed to be an assignment of the Agreement.

4.                                       Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by (i) hand delivery, (ii) prepaid overnight courier, (iii) first class, prepaid United State mail, or (iv) facsimile to the addresses of the parties set forth in the preamble to this Agreement.  Any party may change such address by written notice delivered in accordance with this Section E.4.  A notice shall be deemed delivered when actually received if delivered by hand delivery or prepaid overnight courier, five (5) business days after mailing if sent by first class, prepaid United States mail, or upon receipt of a successful transmission by facsimile.

5.                                       Binding Effect.  The parties agree that the provisions of this Agreement will not be binding on either party and will not create any legal rights or obligations between the parties, except for the confidentiality, and intellectual property obligations set forth herein and the obligations set forth in the Confidentiality Agreement which shall be binding on the respective successors and assigns of each party.  Neither party shall have any liability to the other for discontinuing negotiations (so long as that party has not breached its confidentiality or intellectual property obligations set forth herein).

6.                                       Compliance with laws.  Each party agrees to comply with all applicable federal, state, county, and local laws, ordinances, regulations, codes, by-laws, and legal orders in the performance of their respective obligations under this Agreement, including, without limitation, all laws prohibiting the restraint of trade.

7.                                       Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the state of Illinois without giving effect to its laws regarding the conflict of laws.  Any dispute arising between the parties shall be referred to a court in Illinois.

EXECUTED as of the date first marked above.

NORTH ELECTRIC COMPANY, INC.			TEKNO TELECOM LLC.

By:	/s/ Dan Ference	7/16/04	By:	/s/ Ernest C. Kazens	7/16/04
	(Signature)	(Date)		(Signature)	(Date)
Name: Dan Ference			Name: Ernest C. Kazens

Title: President			Title: President

Hereunto Duly Authorized			Hereunto Duly Authorized